[LETTERHEAD OF C. L. KING & ASSOCIATES, INC.]

April 9, 1998

Board of Directors
Mace Security International, Inc.
160 Benmont Avenue
Bennington, VT 05201

Members of the Board:

      You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of Common Stock, par value $.01 per share, of Mace Security International, Inc. (the "Company") of the financial terms of the proposed transaction whereby the Company would sell the assets of its Law Enforcement Division, including the assets of Federal Laboratories, and an exclusive license of the Mace(R) trademarks for the manufacturing and sale of Mace(R) brand aerosol defense sprays to the law enforcement market worldwide. We understand that the Company will receive approximately six million dollars, excluding cash and receivables estimated in excess of two million dollars for the sale of these assets.

      C. L. King & Associates, Inc., as part of its investment banking business, is engaged in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements and in valuations for corporate and other purposes.

      For purposes of this opinion, the Company has furnished us with various business, financial and other information relating to it, including, but not limited to, historical and projected financial data. We have discussed this information with senior management of the Company. We have also reviewed such other information, conducted such other discussions and performed such other analyses as we deemed appropriate.

      In arriving at our opinion, we have assumed that all the information provided to us by the Company, its employees and its counsel is complete and accurate in all material respects. We
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have not independently verified such information, including financial information, nor have we made an appraisal of the Company's assets. We have also utilized various publicly available information in conducting our analyses without independent verification thereof.

      C. L. King & Associates, Inc., did not participate in structuring the Executed Asset Purchase and was not retained to advise the Company or its Board of Directors with respect to alternatives to the Executed Asset Purchase.

      In forming our opinion, we considered, among other factors we deemed relevant, the following:

      1. The financial and other information publicly available regarding the Company;

      2. The business, operations, strategic plans and general prospects of the Company;

      3. The financial results of the Law Enforcement Division since the Company acquired the Federal Laboratories Division in March 1994

      4.    Such additional financial and other factors as we deemed relevant;
            and

      5.    The terms and conditions of the Executed Asset Purchase.

      Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Executed Asset Purchase is fair from a financial point of view to the existing shareholders of the Company.

                                                Very truly yours,

                                                C. L. King & Associates, Inc.


                                                By: /s/ Robert H. Paul
                                                   -----------------------------
                                                      Robert H. Paul
                                                      Senior Vice President